Exhibit 99.1

November 5, 2008	Analyst Contact:	Christy Williamson
918-588-7163
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Earnings Guidance

TULSA, Okla. – Nov. 5, 2008 – ONEOK Partners, L.P. (NYSE: OKS) today announced that its third-quarter 2008 net income more than doubled to $203.9 million, or $1.97 per unit, compared with net income of $95.9 million, or 98 cents per unit, for the third quarter 2007.

For the nine-month period ended Sept. 30, 2008, ONEOK Partners reported a 76 percent increase in net income to $503.4 million, or $4.93 per unit, compared with $286.3 million, or $2.94 per unit, for the same period in 2007.

The partnership also raised its 2008 net income guidance to the range of $5.95 to $6.15 per unit, reflecting stronger performance in the natural gas liquids gathering and fractionation segment primarily as a result of wider natural gas liquids (NGL) product price differentials. Distributable cash flow is now expected to be in the range of $625 million to $655 million.

ONEOK Partners’ previous net income guidance was estimated to be in the range of $5.20 to $5.60 per unit, with distributable cash flow in the range of $585 million to $625 million. Additional information is available in Exhibits A and B.

“We had exceptional third-quarter performance across all of our business segments. Our natural gas liquids businesses benefited from increased NGL volumes and wider NGL product price differentials, and our natural gas gathering and processing segment experienced higher commodity prices and volumes,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners.

“Also, natural gas liquids began flowing through the Overland Pass Pipeline, the largest pipeline construction project undertaken in our company’s history. Hundreds of employees and contractors worked together to construct this pipeline, and we’re extremely proud and appreciative of their accomplishments.”

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), rose 61 percent to $252.6 million in the third quarter 2008, compared with $156.9 million in the third quarter 2007. Distributable cash flow (DCF) in the third quarter 2008 was

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

$191.0 million, or $1.85 per unit, compared with $107.1 million, or $1.11 per unit, in the third quarter 2007.

Year-to-date 2008 EBITDA rose 43 percent to $672.8 million, compared with $470.6 million in the same period last year. DCF for the nine months 2008 increased to $526.7 million, or $5.23 per unit, compared with $346.0 million, or $3.66 per unit, in the same period last year.

Operating income for the third quarter 2008 was $197.5 million, compared with $105.1 million for the third quarter 2007. For the nine months 2008, operating income increased to $511.8 million, compared with $317.1 million in the same period last year.

The partnership’s operating income increase in both the three- and nine-month 2008 periods reflected wider NGL product price differentials and increased volumes in the natural gas liquids gathering and fractionation segment, and higher realized commodity prices and increased volumes in the natural gas gathering and processing segment. In addition, the natural gas liquids pipelines segment earned incremental income from the North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007.

“We realized higher margins in the favorable commodity price environment in the first nine months of 2008. In the fourth quarter, we are experiencing a return to more normal NGL product price differentials and commodity prices,” Gibson added.

Operating costs were $97.5 million in the third quarter 2008, compared with $80.1 million in the same period last year. For the nine months 2008, operating costs were $272.7 million, compared with $237.4 million in the same period last year. The operating cost increases for both the three- and nine-month periods were primarily due to incremental expenses associated with the acquisition of the North System, as well as increases in employee-related and general operating costs.

Equity earnings from investments were $29.4 million in the third quarter 2008, compared with $22.2 million in the same period last year. For the nine months 2008, equity earnings from investments were $74.8 million, compared with $65.0 million in the same period last year. The equity earnings from investment increases for both the three- and nine-month periods were primarily due to a gain on the sale of Bison Pipeline LLC by Northern Border Pipeline and higher gathering revenues in various investments, partially offset by lower throughput at Northern Border Pipeline. ONEOK Partners owns a 50 percent interest in Northern Border Pipeline.

In response to uncertainties in the capital markets, ONEOK Partners took proactive measures during October to increase available cash by drawing down its revolving credit facility to provide funding for its growth projects.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

At Oct. 31, 2008, the partnership had $870 million outstanding and $130 million available under its revolving credit facility and approximately $396 million in available cash and cash equivalents. These additional funds and remaining borrowing capacity, as well as operating cash flow, will fund the partnership’s capital requirements for the remainder of 2008 and well into 2009.

“Our financial strength and flexibility have enabled us to fund our growth, despite today’s challenging financial markets. Our investment-grade credit rating, well-capitalized balance sheet, strong distribution coverage ratio and stable cash flows position the partnership for continued growth,” Gibson added.

THIRD-QUARTER 2008 SUMMARY INCLUDED:

•	Operating income of $197.5 million, compared with $105.1 million in the third quarter 2007;

•	Natural gas gathering and processing segment operating income of $63.5 million, compared with $44.6 million in the third quarter 2007;

•	Natural gas pipelines segment operating income of $33.3 million, compared with $28.1 million in the third quarter 2007;

•	Natural gas liquids gathering and fractionation segment operating income of $89.8 million, compared with $24.6 million in the third quarter 2007;

•	Natural gas liquids pipelines segment operating income of $11.4 million, compared with $9.3 million in the third quarter 2007;

•	Equity earnings from investments of $29.4 million, compared with $22.2 million in the third quarter 2007;

•	Capital expenditures of $335.6 million, compared with $202.0 million in the third quarter 2007, increasing as a result of internally generated growth projects;

•	Announcing the D-J Basin Lateral Pipeline project to connect additional NGL supplies to the Overland Pass Pipeline;

•	Commissioning the Overland Pass Pipeline that transports unfractionated NGLs from the Rockies to the Mid-Continent;

•	Completing the NGL pipeline extension into the Woodford Shale, and beginning construction of the previously announced Arbuckle Pipeline; and

•	Declaring a quarterly distribution of $1.08 per unit, marking the 11th consecutive quarter to raise the distribution.

THIRD-QUARTER AND YEAR-TO-DATE 2008 BUSINESS UNIT RESULTS

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment’s operating income for the third quarter 2008 was $63.5 million, compared with $44.6 million for the third quarter 2007.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

Third-quarter 2008 operating income increased $18.3 million from higher realized commodity prices, $3.4 million from improved contract terms and $2.3 million from higher volumes sold and processed. Operating costs for the segment were $35.7 million, compared with $31.8 million in the third quarter 2007, increasing primarily as a result of higher employee-related costs and higher costs for chemicals and maintenance materials.

Operating income for the nine-month 2008 period increased to $198.8 million, compared with $121.3 million in the same period in 2007. The increase was due to $66.2 million from higher realized commodity prices, $11.5 million from higher volumes sold and processed, and $9.7 million from improved contract terms. Nine-month 2008 operating costs for the segment were $101.5 million, compared with $96.4 million in the 2007 nine-month period, increasing primarily as a result of higher employee-related costs and higher costs for chemicals and maintenance materials.

Three- and nine-month 2008 results were approximately $1.8 million lower due to operational disruptions as a result of Hurricane Ike.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Percent of proceeds
Wellhead purchases (MMBtu/d)	65,804	76,841	68,564	86,361
NGL sales (Bbl/d)	5,948	5,680	6,053	5,911
Residue sales (MMBtu/d)	42,119	34,691	38,570	32,252
Condensate sales (Bbl/d)	709	681	964	695
Percentage of total net margin	64%	53%	62%	56%
Fee-based
Wellhead volumes (MMBtu/d)	1,145,656	1,170,030	1,173,894	1,168,360
Average rate ($/MMBtu)	$0.27	$0.26	$0.26	$0.26
Percentage of total net margin	22%	32%	23%	32%
Keep-whole
NGL shrink (MMBtu/d)	20,016	22,056	21,978	23,555
Plant fuel (MMBtu/d)	2,106	2,605	2,301	2,785
Condensate shrink (MMBtu/d)	1,574	1,733	1,941	2,299
Condensate sales (Bbl/d)	318	351	393	465
Percentage of total net margin	14%	15%	15%	12%

The natural gas gathering and processing segment is exposed to commodity price risk, primarily NGLs, as a result of receiving commodities in exchange for its services. The following table provides hedging information for the remainder of 2008 and for 2009:

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

	Three Months Ending December 31, 2008
	Volumes Hedged	Average Price	Percentage Hedged
Natural gas liquids (Bbl/d) (a)	8,496	$1.30 / gallon	64%
Condensate (Bbl/d) (a)	773	$2.14 / gallon	53%

Total liquid sales (Bbl/d)	9,269	$1.37 / gallon	63%

Natural gas (MMBtu/d) (a)	5,000	$9.61 / MMBtu	56%

(a) - Hedged with fixed-price swaps.

	Year Ending December 31, 2009
	Volumes Hedged	Average Price	Percentage Hedged
Natural gas liquids (Bbl/d) (a)	2,185	$2.08 /gallon	19%
Condensate (Bbl/d) (a)	666	$3.23 /gallon	30%

Total liquid sales (Bbl/d)	2,851	$2.35 /gallon	21%

(a) - Hedged with fixed-price swaps.

The partnership currently estimates that a 1 cent per gallon increase in the composite price of natural gas liquids would increase annual net margin by approximately $1.5 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.9 million. Also, a 10 cent per MMBtu increase in the price of natural gas would increase annual net margin by approximately $0.4 million. All of these sensitivities exclude the effects of hedging and assume normal operating conditions.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported third-quarter 2008 operating income of $33.3 million, compared with $28.1 million for the third quarter 2007.

Increased operating income during the quarter reflects $3.4 million of improved transportation margins, as a result of the higher natural gas price impact on retained fuel. Operating costs of $23.9 million remained relatively flat, compared with the same period in 2007.

Operating income for the nine months increased to $102.7 million, compared with $85.6 million in the same period in 2007.

Nine-month 2008 results reflect an $8.5 million increase in transportation margins, primarily as a result of the higher natural gas price impact on retained fuel, and a $4.7 million increase in storage margins as a result of new and renegotiated contracts as well as the higher

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

natural gas price impact on retained fuel. Operating costs for the segment were $67.9 million in the nine-month 2008 period, compared with $70.0 million in the same period last year, down primarily due to lower general taxes and general operating costs.

Third-quarter 2008 equity earnings from investments were $20.2 million, compared with $16.5 million in the third quarter 2007. Nine-month 2008 equity earnings from investments were $49.4 million, compared with $45.3 million in 2007. The increases were primarily due to ONEOK Partners’ share, or $8.3 million, of a third-quarter 2008 gain on the sale of Bison Pipeline LLC by Northern Border Pipeline, in which the partnership has a 50 percent equity interest, partially offset by lower throughput on Northern Border Pipeline.

Natural Gas Liquids Gathering and Fractionation Segment

The natural gas liquids gathering and fractionation segment reported operating income for the third quarter 2008 of $89.8 million, compared with $24.6 million for the third quarter 2007.

During the third quarter 2008, operating income increased $43.7 million as a result of significantly wider regional NGL product price differentials between the market centers in Conway, Kan., and Mont Belvieu, Texas; $13.3 million in operational measurement gains, primarily at NGL storage caverns; $12.5 million due to increased volumes from new supply connections and increased fractionation volumes; and $3.3 million from higher isomerization volumes, driven by wider price differentials between isobutane and normal butane.

Operating costs were $23.0 million in the third quarter 2008, compared with $17.8 million in the second quarter 2007, increasing primarily due to costs associated with the startup of the recently expanded fractionator in Bushton, Kan., higher employee-related costs and higher operating expenses at fractionation facilities due to increased utilization.

Operating income for the nine months 2008 doubled to $176.8 million, compared with $88.4 million in the same period last year.

Nine-month 2008 results reflect a $59.3 million increase from significantly wider regional NGL product price differentials between the market centers in Conway and Mont Belvieu; a $31.8 million increase due to increased volumes from new supply connections and increased fractionation volumes; $11.4 million in operational measurement gains, primarily at NGL storage caverns; and $2.5 million from higher storage margins.

Nine-month 2008 operating costs for the segment were $61.6 million, compared with $49.4 million in the same period last year. The increase resulted from higher costs associated with the startup of the recently expanded Bushton fractionator, higher employee-related costs and higher operating expenses at fractionation facilities due to increased utilization.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

Three- and nine-month 2008 results were approximately $3.8 million lower due to operational disruptions as a result of Hurricane Ike.

The Conway-to-Mont Belvieu average price differential in the third quarter 2008 for ethane, based on Oil Price Information Service (OPIS) pricing, increased significantly to 24 cents per gallon, compared with 5 cents per gallon in the same period last year. For the nine-month 2008 period, the average price differential was 15 cents per gallon, compared with 5 cents per gallon in the same period 2007. The prior three-year average Conway-to-Mont Belvieu average price differential for ethane was 5 cents per gallon.

Natural Gas Liquids Pipelines Segment

The natural gas liquids pipelines segment reported operating income of $11.4 million, compared with $9.3 million for the third quarter 2007.

Third-quarter 2008 operating income improved, compared with the same period last year, primarily due to $12.0 million from incremental margins on the acquired North System. Operating costs for the segment increased $9.3 million in the third quarter 2008, compared with the third quarter 2007, primarily due to incremental expenses associated with operating the North System, as well as higher employee-related costs and costs associated with the startup of Overland Pass Pipeline operations.

Operating income for the nine-month 2008 period increased to $35.1 million, compared with $26.4 million during the same period in 2007.

Nine-month 2008 results improved, compared with the same period last year, primarily from $34.0 million of incremental margins from the North System and $2.5 million from increased throughput due to new NGL supply connections, as well as increased NGL production from existing supply connections. Operating costs for the segment were $42.2 million in the nine months ended Sept. 30, 2008, compared with $16.6 million in the same period last year, increasing primarily due to incremental expenses associated with operating the North System. Costs related to the startup of the Overland Pass Pipeline, higher employee-related costs and higher outside service expenses also contributed to the increase in operating costs.

Three- and nine-month 2008 results were approximately $2.2 million lower due to operational disruptions as a result of Hurricane Ike.

GROWTH ACTIVITIES

In the third quarter 2008, the partnership continued executing approximately $2 billion of internally generated growth projects that are expected to be completed in 2008 and 2009.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

Natural Gas Liquids Projects

The natural gas liquids projects account for approximately $1.4 billion of the current growth projects.

In September, the partnership announced plans to construct a 125-mile natural gas liquids pipeline lateral from the Denver-Julesburg Basin in northeastern Colorado to the Overland Pass Pipeline. The pipeline is estimated to cost between $70 million and $80 million and is designed with the capacity to transport as much as 55,000 bpd of unfractionated NGLs. Supply commitments from producers are in place for approximately 33,000 bpd of unfractionated NGLs, with a potential for an additional 10,000 bpd of supply from new drilling and plant upgrades in the next two years. The pipeline is currently expected to be partially in-service in the fourth quarter of 2008, with completion expected in the first quarter of 2009.

Also in September, the partnership placed into service a 78-mile NGL pipeline extension of its Oklahoma gathering system in the Woodford Shale in southeast Oklahoma. The pipeline connects two natural gas processing plants that have the ability to produce approximately 25,000 bpd of natural gas liquids. The pipeline extension is estimated to cost approximately $36 million.

In early October, natural gas liquids began flowing into the Overland Pass Pipeline from Echo Springs, Wyo., to the Mid-Continent region at a rate of approximately 30,000 bpd. The 760-mile natural gas liquids pipeline extending from Opal, Wyo., to Conway, Kan., is estimated to cost in the range of $575 million to $590 million, as previously stated. Overland Pass is designed to transport approximately 110,000 bpd of NGLs, and capacity can be increased to 255,000 bpd with additional pump facilities. The remaining portion of the pipeline, from Opal to Echo Springs, is substantially complete and scheduled for startup during the fourth quarter 2008.

As part of a long-term agreement, The Williams Companies, Inc. dedicated its NGL production of approximately 60,000 bpd from two of its natural gas processing plants in Wyoming to the Overland Pass Pipeline. In addition, agreements have been reached for supply commitments of up to an additional 80,000 bpd, and additional agreements are being negotiated with other producers for supply commitments that could add another 60,000 bpd of NGL supply to this pipeline within the next three to five years.

In conjunction with Overland Pass, the partnership also completed much of the construction on $230 million to $240 million of projects that increase existing NGL fractionation and distribution pipeline capacity.

The $110 million to $140 million, 150-mile lateral pipeline connecting the Piceance Basin with Overland Pass Pipeline is currently expected to be in service during the third quarter of 2009. The startup date was revised to the third quarter from the second quarter 2009 due to a

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

delay in receiving a construction permit from the federal Bureau of Land Management, which has since been received.

The $340 million to $360 million, 440-mile Arbuckle Pipeline, extending from southern Oklahoma through the Barnett Shale of North Texas and on to the partnership’s fractionation and storage facilities at Mont Belvieu on the Texas Gulf Coast, is currently under construction and expected to go into service during the first quarter of 2009. The pipeline will have the capacity to transport 160,000 bpd of unfractionated natural gas liquids, expandable to 210,000 bpd with additional pump facilities. Supply commitments from producers are in place for 65,000 bpd, and there are indications of interest from other producers that could add another 145,000 bpd of supply within the next three to five years. These additional supply commitments are in various stages of negotiation.

Natural Gas Projects

In July 2008, the Fort Union Gas Gathering expansion project was completed. The project doubled the natural gas gathering pipeline capacity of Fort Union Gas Gathering by adding approximately 150 miles of new gathering lines and approximately 650 million cubic feet per day of additional capacity. ONEOK Partners owns approximately 37 percent of Fort Union Gas Gathering, L.L.C.

Construction is under way on the $277 million to $305 million, 119-mile Guardian expansion and extension project, which is currently targeted to be in service in the fourth quarter of 2008. The capacity on the pipeline extension is fully subscribed under 15-year agreements.

The expansion of the partnership’s Grasslands natural gas processing facility in the highly active Williston Basin will increase the plant’s processing capacity by nearly 60 percent and its fractionation capacity by 50 percent. The project is currently estimated to cost $40 million to $45 million and is currently expected to come on line in the fourth quarter of 2008.

CONFERENCE CALL AND WEBCAST

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, Nov. 6, 2008, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK Partners’ and ONEOK’s Web sites.

To participate in the telephone conference call, dial 866-835-8907, pass code 1292355, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site, www.oneokpartners.com, and ONEOK’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1292355.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the Partnership Agreement. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to net income and operating income and computations of DCF are included in the financial tables attached to this release.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Our general partner is ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 47.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at www.oneokpartners.com or www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, authorized rates or recovery of gas and gas transportation costs;

•

the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•	actions by rating agencies concerning the credit ratings of us or our general partner;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas and NGLs;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas; and

•	availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKS-FE

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)
Revenues	$2,241,107	$1,410,257	$6,444,034	$3,954,245
Cost of sales and fuel	1,915,707	1,196,373	5,569,176	3,317,421

Net Margin	325,400	213,884	874,858	636,824

Operating Expenses
Operations and maintenance	86,456	71,470	243,929	212,517
Depreciation and amortization	30,408	28,800	90,383	84,326
General taxes	11,032	8,609	28,799	24,866

Total Operating Expenses	127,896	108,879	363,111	321,709

Gain (Loss) on Sale of Assets	22	111	50	1,935

Operating Income	197,526	105,116	511,797	317,050

Equity earnings from investments	29,412	22,162	74,805	64,975
Allowance for equity funds used during construction	15,616	3,691	35,788	6,686
Other income	990	905	3,724	4,870
Other expense	(5,784)	(125)	(7,951)	(636)
Interest expense	(34,447)	(33,510)	(107,681)	(99,313)

Income before Minority Interests and Income Taxes	203,313	98,239	510,482	293,632

Minority interests in income of consolidated subsidiaries	(111)	(125)	(368)	(302)
Income taxes	670	(2,198)	(6,703)	(7,039)

Net Income	$203,872	$95,916	$503,411	$286,291

Limited partners’ interest in net income:
Net income	$203,872	$95,916	$503,411	$286,291
General partners’ interest in net income	(24,397)	(14,872)	(65,790)	(42,203)

Limited Partners’ Interest in Net Income	$179,475	$81,044	$437,621	$244,088

Limited partners’ per unit net income:
Net income per unit	$1.97	$0.98	$4.93	$2.94

Number of Units Used in Computation (Thousands)	90,920	82,891	88,768	82,891

Supplemental Information (1):
EBITDA	$252,552	$156,858	$672,758	$470,585
Distributable cash flow	$190,955	$107,084	$526,738	$346,018
Distributable cash flow per unit	$1.85	$1.11	$5.23	$3.66

(1)	Reconciliations of non-GAAP financial measures are included in the financial tables attached to this release.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2008	December 31, 2007
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$15,803	$3,213
Accounts receivable, net	475,105	577,989
Affiliate receivables	43,234	52,479
Gas and natural gas liquids in storage	265,824	251,219
Commodity exchanges and imbalances	79,345	82,037
Other current assets	49,691	19,961

Total Current Assets	929,002	986,898

Property, Plant and Equipment
Property, plant and equipment	5,444,041	4,436,371
Accumulated depreciation and amortization	849,699	776,185

Net Property, Plant and Equipment	4,594,342	3,660,186

Investments and Other Assets
Investment in unconsolidated affiliates	756,449	756,260
Goodwill and intangible assets	678,453	682,084
Other assets	34,049	26,637

Total Investments and Other Assets	1,468,951	1,464,981

Total Assets	$6,992,295	$6,112,065

Liabilities and Partners’ Equity

Current Liabilities
Current maturities of long-term debt	$11,931	$11,930
Notes payable	280,000	100,000
Accounts payable	759,785	742,903
Affiliate payables	29,699	18,298
Commodity exchanges and imbalances	245,882	252,095
Other current liabilities	151,058	136,664

Total Current Liabilities	1,478,355	1,261,890

Long-term Debt, excluding current maturities	2,593,481	2,605,396

Deferred Credits and Other Liabilities	43,744	43,799

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	5,947	5,802

Partners’ Equity
General partner	77,520	58,415
Common units: 54,426,087 units and 46,397,214 units issued and outstanding at September 30, 2008, and December 31, 2007, respectively	1,360,311	814,266
Class B units: 36,494,126 units issued and outstanding at September 30, 2008, and December 31, 2007	1,406,515	1,340,638
Accumulated other comprehensive income (loss)	26,422	(18,141)

Total Partners’ Equity	2,870,768	2,195,178

Total Liabilities and Partners’ Equity	$6,992,295	$6,112,065

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$503,411	$286,291
Depreciation and amortization	90,383	84,326
Allowance for equity funds used during construction	(35,788)	(6,686)
Gain on sale of assets	(50)	(1,935)
Minority interests in income of consolidated subsidiaries	368	302
Equity earnings from investments	(74,805)	(64,975)
Distributions received from unconsolidated affiliates	67,812	77,144
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts receivable	98,214	(83,065)
Affiliate receivables	9,245	45,650
Gas and natural gas liquids in storage	(59,690)	(29,357)
Accounts payable	(52,516)	146,880
Affiliate payables	11,401	1,734
Commodity exchanges and imbalances, net	(3,521)	22,627
Accrued interest	32,117	23,086
Other assets and liabilities	(17,916)	24,461

Cash Provided by Operating Activities	568,665	526,483

Investing Activities
Changes in investments in unconsolidated affiliates	3,063	(5,546)
Capital expenditures (less allowance for equity funds used during construction)	(860,167)	(408,353)
Proceeds from sale of assets	133	3,959
Other	2,450	—

Cash Used in Investing Activities	(854,521)	(409,940)

Financing Activities
Cash distributions to:
General and limited partners	(332,090)	(285,998)
Minority interests	(223)	(147)
Borrowing (payment) of notes payable, net	180,000	359,000
Issuance of common units, net of discounts	450,198	—
Contributions from general partner	9,508	—
Issuance of long-term debt	—	598,146
Payment of long-term debt	(8,947)	(8,948)
Other	—	(5,280)

Cash Provided by Financing Activities	298,446	656,773

Change in Cash and Cash Equivalents	12,590	773,316
Cash and Cash Equivalents at Beginning of Period	3,213	21,102

Cash and Cash Equivalents at End of Period	$15,803	$794,418

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$111.7	$87.6	$336.7	$249.4
Operating costs	$35.7	$31.8	$101.5	$96.4
Depreciation and amortization	$12.5	$11.3	$36.4	$33.5
Operating income	$63.5	$44.6	$198.8	$121.3
Equity earnings from investments	$8.8	$6.2	$24.0	$19.5
Natural gas gathered (BBtu/d)	1,146	1,170	1,174	1,168
Natural gas processed (BBtu/d)	649	617	641	615
Natural gas liquids sales (MBbl/d)	39	37	39	37
Natural gas sales (BBtu/d)	281	289	280	279
Realized composite NGL sales price ($/gallon)	$1.51	$1.09	$1.44	$0.97
Realized condensate sales price ($/Bbl)	$99.61	$69.05	$96.91	$61.25
Realized natural gas sales price ($/MMBtu)	$8.33	$5.41	$8.39	$6.20
Realized gross processing spread ($/MMBtu)	$6.69	$5.54	$6.94	$4.56
Capital expenditures - growth	$27.8	$27.4	$82.6	$60.5
Capital expenditures - maintenance	$8.0	$4.9	$16.0	$11.7

Natural Gas Pipelines
Net margin	$65.8	$60.2	$196.2	$179.7
Operating costs	$23.9	$24.1	$67.9	$70.0
Depreciation and amortization	$8.6	$8.1	$25.5	$24.2
Operating income	$33.3	$28.1	$102.7	$85.6
Equity earnings from investments	$20.2	$16.5	$49.4	$45.3
Natural gas transported (MMcf/d)	3,500	3,378	3,637	3,524
Average natural gas price
Mid-Continent region ($/MMBtu)	$8.44	$5.42	$8.27	$6.08
Capital expenditures - growth	$97.7	$39.5	$146.2	$81.3
Capital expenditures - maintenance	$10.1	$5.1	$13.6	$9.3

Natural Gas Liquids Gathering and Fractionation
Net margin	$118.6	$48.8	$255.5	$155.3
Operating costs	$23.0	$17.8	$61.6	$49.4
Depreciation and amortization	$5.9	$6.4	$17.2	$17.5
Operating income	$89.8	$24.6	$176.8	$88.4
Natural gas liquids gathered (MBbl/d)	243	232	249	222
Natural gas liquids sales (MBbl/d)	273	223	275	221
Natural gas liquids fractionated (MBbl/d)	375	370	379	346
Conway-to-Mont Belvieu OPIS average price differential Ethane ($/gallon)	$0.24	$0.05	$0.15	$0.05
Capital expenditures - growth	$46.3	$17.5	$123.8	$34.7
Capital expenditures - maintenance	$6.3	$3.1	$13.4	$8.5

Natural Gas Liquids Pipelines
Net margin	$29.8	$18.0	$88.5	$51.9
Operating costs	$15.0	$5.6	$42.2	$16.6
Depreciation and amortization	$3.4	$3.0	$11.2	$9.0
Operating income	$11.4	$9.3	$35.1	$26.4
Equity earnings from investments	$0.4	$(0.5)	$1.4	$0.2
Natural gas liquids transported (MBbl/d)	331	225	314	219
Natural gas liquids gathered (MBbl/d)	88	84	92	78
Capital expenditures - growth	$137.7	$103.0	$461.0	$200.3
Capital expenditures - maintenance	$1.7	$1.4	$3.5	$1.9

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF EBITDA NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars)
Reconciliation of Net Income to EBITDA
Net income	$203,872	$95,916	$503,411	$286,291
Minority interests	111	125	368	302
Interest expense, net	34,447	33,510	107,681	99,313
Depreciation and amortization	30,408	28,800	90,383	84,326
Income taxes	(670)	2,198	6,703	7,039
Allowance for equity funds used during construction	(15,616)	(3,691)	(35,788)	(6,686)

EBITDA	$252,552	$156,858	$672,758	$470,585

Natural Gas Gathering and Processing Reconciliation of Operating Income to EBITDA
Operating income	$63,538	$44,550	$198,774	$121,276
Depreciation and amortization	12,533	11,277	36,431	33,544
Equity earnings from investments	8,819	6,180	23,989	19,518
Other income (expense)	(2,191)	(366)	(3,128)	(163)

EBITDA	$82,699	$61,641	$256,066	$174,175

Natural Gas Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$33,303	$28,122	$102,708	$85,560
Depreciation and amortization	8,607	8,089	25,547	24,246
Equity earnings from investments	20,207	16,493	49,421	45,275
Other income (expense)	(1,391)	(198)	(1,983)	30

EBITDA	$60,726	$52,506	$175,693	$155,111

Natural Gas Liquids Gathering and Fractionation Reconciliation of Operating Income to EBITDA
Operating income	$89,788	$24,628	$176,762	$88,414
Depreciation and amortization	5,901	6,439	17,188	17,525
Equity earnings from investments	—	—	—	—
Other income (expense)	(1,659)	(304)	(2,729)	(571)

EBITDA	$94,030	$30,763	$191,221	$105,368

Natural Gas Liquids Pipelines Reconciliation of Operating Income to EBITDA
Operating income	$11,414	$9,347	$35,117	$26,394
Depreciation and amortization	3,361	2,987	11,200	8,990
Equity earnings from investments	386	(511)	1,395	182
Other income (expense)	(990)	(279)	(1,440)	(153)

EBITDA	$14,171	$11,544	$46,272	$35,413

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF DISTRIBUTABLE CASH FLOW NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per unit amounts)
Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$252,552	$156,858	$672,758	$470,585
(Gain)/loss on sale of assets	(22)	(111)	(50)	(1,935)
Interest expense	(34,447)	(33,510)	(107,681)	(99,313)
Maintenance capital	(26,146)	(14,593)	(46,564)	(31,443)
Distributions to minority interests	(75)	(74)	(223)	(147)
Equity earnings from investments	(29,412)	(22,162)	(74,805)	(64,975)
Distributions received from unconsolidated affiliates	30,466	20,078	91,093	77,144
Current income tax expense and other	(1,961)	598	(7,790)	(3,898)

Distributable Cash Flow	$190,955	$107,084	$526,738	$346,018

Distributions to General Partner	(22,739)	(14,928)	(62,760)	(42,297)

Distributable Cash Flow to Limited Partners	$168,216	$92,156	$463,978	$303,721

Distributable Cash Flow per Limited Partner Unit	$1.85	$1.11	$5.23	$3.66

Distributions Declared per Limited Partner Unit	$1.08	$1.01	$3.18	$3.00

Coverage Ratio	1.71	1.10	1.64	1.22

Number of Units Used in Computation (Thousands)	90,920	82,891	88,768	82,891

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries	Exhibit A
EARNINGS GUIDANCE*

	Updated 2008 Guidance	Previous 2008 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
Natural Gas Gathering & Processing	$254	$269	$(15)
Natural Gas Pipelines	130	142	(12)
Natural Gas Liquids Gathering & Fractionation	214	153	61
Natural Gas Liquids Pipelines	57	68	(11)
Other	(2)	(8)	6

Operating Income	653	624	29
Equity earnings from investments	94	81	13
Other income (expense)	48	42	6
Interest expense	(153)	(161)	8
Income taxes and other	(11)	(15)	4

Net Income	$631	$571	$60

Net Income Per Unit	$6.05	$5.40	$0.65

Number of Units Used in Computation (Millions)	89.3	89.3	—

Capital Expenditures

Natural Gas Gathering & Processing	$150	$150	$—
Natural Gas Pipelines	245	245	—
Natural Gas Liquids Gathering & Fractionation	172	172	—
Natural Gas Liquids Pipelines	747	747	—

Total Capital Expenditures	$1,314	$1,314	$—

Growth	$1,230	$1,230	$—
Maintenance	84	84	—

Total Capital Expenditures	$1,314	$1,314	$—

*	Amounts shown are midpoints of ranges provided.

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ONEOK Partners’ Third-quarter 2008 Results More Than Double;

Raises 2008 Guidance

November 5, 2008

ONEOK Partners, L.P. and Subsidiaries	Exhibit B
EARNINGS GUIDANCE*

	Updated 2008 Guidance	Previous 2008 Guidance	Change
	(Millions of dollars)
Reconciliation of Net Income to EBITDA
Net income	$631	$571	$60
Interest expense	153	161	(8)
Depreciation and amortization	128	132	(4)
Income taxes and other	11	15	(4)
Equity AFUDC	(50)	(41)	(9)

EBITDA	$873	$838	$35

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$873	$838	$35
Interest expense	(153)	(161)	8
Maintenance capital	(84)	(84)	—
Equity earnings from investments	(94)	(81)	(13)
Distributions received from investments	110	105	5
Current income tax expense and other	(12)	(12)	—

Distributable Cash Flow	$640	$605	$35

*	Amounts shown are midpoints of ranges provided.